SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A

                                 Amendment No. 3

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                            PATHOGENESIS CORPORATION
             (Exact name of registrant as specified in its charter)


               DELAWARE                               91-1542150
       (State of incorporation)            (IRS Employer Identification No.)

                             201 ELLIOTT AVENUE WEST
                            SEATTLE, WASHINGTON 98119
               (Address of principal executive offices)(Zip Code)

 If this form relates to the               If this form relates to the
 registration of a class of securities     registration of a class of securities
 pursuant to Section 12(b) of the          pursuant to Section 12(g) of the
 Exchange Act and is effective             Exchange Act and is effective
 pursuant to General Instruction           pursuant to General Instruction
 A.(c), please check the following         A.(d), please check the following
 box. [ ]                                  box. [X]



        Securities to be registered pursuant to Section 12(b) of the Act:

       Title of Each Class                 Name of Each Exchange on Which
       to be so Registered                 Each Class is to be Registered
   ---------------------------            --------------------------------

                None.


        Securities to be registered pursuant to Section 12(g) of the Act:

                         Preferred Share Purchase Rights
                                (Title of Class)

      The undersigned registrant hereby amends and supplements Items 1 and 2 of its Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the "Commission") on June 10, 1997, as amended by Amendment No.1 filed with the Commission on March 30, 1998 as an Exhibit to Form 10-K, and further amended by Amendment No.2 on Form 8-A/A filed with the Commission on April 15, 1999.


ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

      References to "we," "us," "our," "PathoGenesis" or "the Company" mean PathoGenesis Corporation.

      Item 1 is hereby amended, as described below, to reflect certain changes that we have made to our Rights Agreement, dated as of June 26, 1997 and amended on March 8, 1998 and on April 13, 1999 (the "Rights Agreement"), by and between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent"), as amended by the Amendment of Rights Plan, dated as of August 18, 2000.

      On August 13, 2000, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, Chiron Corporation ("Chiron"), and Picard Acquisition Corp., a wholly owned subsidiary of Chiron ("Merger Sub" and the "Purchaser"), with respect to a tender offer by Merger Sub for all of the outstanding shares of common stock, par value $0.001 per share, of the Company, followed by the merger of Merger Sub with and into the Company (the "Merger"), all in accordance with the terms, and subject to the conditions, set forth in the Merger Agreement.

      Our Rights Agreement generally provides, among other things, that the Rights, unless earlier redeemed by the Board of Directors, become exercisable upon the close of business on the day (the "Distribution Date"), which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of the outstanding voting stock of the Company (an "Acquiring Person"), and (ii) the tenth business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in that person or group becoming an Acquiring Person (even if no shares are actually purchased pursuant to such offer).

      We have amended our Rights Agreement to provide that:

         (1) none of Chiron and its subsidiaries (including the Purchaser) will become an Acquiring Person and no Stock Acquisition Date will occur as a result of the execution, delivery and performance of the Merger Agreement and the consummation of the Offer or the Merger;

         (2) no Distribution Date will occur as a result of the announcement of or the execution of the Merger Agreement or any of the transactions contemplated by the Merger Agreement;

         (3) neither Chiron nor the Purchaser will be an Acquiring Person as a result of the transactions contemplated by the Merger Agreement; and

         (4) the Rights will expire immediately prior to the initial purchase of shares of our common stock in the tender offer contemplated by the Merger Agreement, if they have not expired earlier.

      The foregoing summary of the amendment to our Rights Agreement is not complete and is qualified in its entirety by reference to the full text of the amendment, which is filed as Exhibit 4.1 (bbbb) hereto and is incorporated herein by reference.


ITEM 2.           EXHIBITS

4.1(b) Rights Agreement, dated as of June 26, 1997, by and between PathoGenesis Corporation and Harris Trust and Savings Bank, as Rights Agent, including the Form of Right Certificate as Exhibit B (incorporated by reference to Exhibit 1 to PathoGenesis's Current Report on Form 8-K filed on July 10, 1997).

4.1(bb) First Amendment, dated as of March 8, 1998, to Rights Agreement, by and between PathoGenesis Corporation and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 4.1(bb) to PathoGenesis's Annual Report on Form 10-K for 1997).

4.1(bbb) Amendment of Rights Agreement, dated as of April 13, 1999, by and between PathoGenesis Corporation and Harris Trust and Savings Bank, as Rights Agent (incorporated by reference to Exhibit 4.1(bbb) to PathoGenesis's Form 8-A/A filed April 15, 1999).

4.1(bbbb) Amendment to Rights Agreement, dated as of August 18, 2000, to the
          Rights Agreement, by and between Pathogenesis Corporation and Harris Trust and Savings Bank, as Rights Agent.

                                    SIGNATURE


            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  August 24, 2000

                                         PATHOGENESIS CORPORATION

                                     By: /s/ Alan R. Meyer
                                         --------------------------------
                                         Name:  Alan R. Meyer
                                         Title: Chief Financial Officer